Exhibit 28(a)(2)

IVA FIDUCIARY TRUST

AMENDMENT NO. 2 TO AMENDED AND RESTATED

AGREEMENT AND DECLARATION OF TRUST

Amendment No. 2, dated as of May 16, 2011 to the Amended and Restated Agreement and Declaration of Trust of the IVA Fiduciary Trust dated as of August 21, 2008.

Article VIII, Section 9 of the Amended and Restated Agreement and Declaration of Trust is replaced in its entirety with the following text:

Section 9.  Address.  The address of the Trust is c/o International Value Advisers, LLC, 717 Fifth Avenue, 10th floor, New York, NY 10022

IN WITNESS WHEREOF, each of the undersigned Trustees has hereto set his or her hand as of the day and year first written above.

/s/ Manu Bammi

Manu Bammi, Trustee

/s/ Ronald S. Gutstein

Ronald S. Gutstein, Trustee

/s/ Michael W. Malafronte

Michael W. Malafronte, Trustee

/s/ Adele R. Wailand

Adele R. Wailand, Trustee